As filed with the Securities and Exchange Commission on July 26, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASENSUS SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 TW Alexander Drive, Suite 160 Durham, NC 27703
(Address of Principal Executive Offices)(Zip Code)

ASENSUS SURGICAL, INC.

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Joshua B. Weingard, Esq.

Chief Legal Officer

Asensus Surgical, Inc.

1 TW Alexander Drive, Suite 160

Durham, NC 27703

(Name and address of agent for service)

909-765-8400

(Telephone number, including area code, of agent for service)

with a copy to:

Mary J. Mullany, Esquire

Ballard Spahr LLP

1735 Market Street

51st Floor

Philadelphia, Pennsylvania 19103

215-665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non−accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001	22,000,000 shares	$2.415	$53,130,000	$5,796.48

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this registration statement, or this Registration Statement, also covers an indeterminate number of additional shares of Common Stock issuable under the equity plan described below in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low prices reported for the Common Stock on the NYSE American on July 19, 2021.

EXPLANATORY NOTE

Asensus Surgical, Inc., or the Registrant, is filing this Registration Statement to register 22,000,000 additional shares of its common stock, $0.001 par value per share, or Common Stock, for issuance under the Asensus Surgical, Inc. Amended and Restated Incentive Compensation Plan, or the Plan. The Plan was originally approved by the Registrant’s board of directors, or the Board, and adopted by the majority of the Registrant’s stockholders on November 13, 2007. The Plan was later amended and restated, and approved by the Board and by a majority of the Registrant’s stockholders on October 29, 2013, to increase the number of shares of Common Stock authorized under the Plan to 380,000 shares, and to make other changes. An amendment to increase the number of shares of Common Stock authorized under the Plan to 918,462 shares and to make other changes was approved by the Board on February 4, 2015 and was approved by the Registrant’s stockholders on May 7, 2015. An amendment to add administrative provisions related to awards made under the Plan to France-based participants was approved by the Board on October 26, 2015. An amendment to further increase the number of shares of Common Stock authorized under the Plan to 1,456,923 shares and to make other changes was approved by the Board on April 27, 2016 and was approved by the Registrant’s stockholders on June 8, 2016. Another amendment to increase the number of shares of Common Stock authorized under the Plan to 1,995,385 shares was approved by the Board on February 2, 2017 and was approved by the Registrant’s stockholders on May 25, 2017. An amendment and restatement of the Plan to increase the number of shares to 3,149,231 shares, and to make updating changes to the Plan, was approved by the Board on February 8, 2018 and was approved by the Registrant’s stockholders on May 24, 2018. An amendment to add administrative provisions related to awards made under the Plan to Israeli-based participants was approved by the Board on October 30-31, 2018. Another amendment and restatement of the Plan to increase the number of shares to 4,072,307 shares, and to make other updating changes to the Plan, was approved by the Board on February 6, 2019 and was approved by the Registrant’s stockholders on April 24, 2019. Another amendment to increase the number of shares to 10,072,307 shares, and to make other changes was approved by the Board on April 17, 2020 and was approved by the Registrant’s stockholders on June 8, 2020. Another amendment and restatement of the Plan to increase the number of shares to 32,072,307 shares was approved by the Board on April 19, 2021 and was approved by the Registrant’s stockholders on July 22, 2021. All share numbers in this Registration Statement reflect a one-for-thirteen reverse stock split of the Common Stock effective as of December 11, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the United States Securities and Exchange Commission, or the Commission, this Registration Statement omits the information specified in the instructions to Part I of Form S-8. Documents containing such information will be sent or given to participants in the employee benefit plans (as defined in Rule 405 under the Securities Act) covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Those documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed or to be filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated herein by reference:

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 11, 2021;

●	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2021, filed with the Commission on May 11, 2021;

●

the Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2021 (Items 8.01 and 9.01); January 14, 2021 (Items 1.01, 8.01 and 9.01); January 19, 2021 (Items 8.01 and 9.01); January 28, 2021 (Items 1.01, 8.01 and 9.01); February 12, 2021 (Item 5.01); February 23, 2021 (Items 7.01, 8.01 and 9.01); February 25, 2021 (Items 5.03 and 9.01); March 3, 2021 (Items 8.01 and 9.01); March 12, 2021 (Items 2.02 and 9.01); April 30, 2021 (Items 1.01 and 9.01); May 19, 2021 (Items 1.01 and 9.01); June 3, 2021 (Items 8.01 and 9.01); and July 23, 2021 (Items 5.02, 5.07, and 9.01); and

●

the description of the Common Stock contained in the Registration Statement on Form 8-A filed on April 7, 2014, and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The statements required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Delaware corporation. The Delaware General Corporation Law, or DGCL, and certain provisions of the Registrant’s bylaws under certain circumstances provide for indemnification of the Registrant’s officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Registrant’s bylaws.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions (i.e., actions brought by or on behalf of the corporation), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s bylaws provide for the indemnification described above and requires that any such indemnification only be made by the Registrant upon a determination that the applicable standard of conduct has been met, which determination shall be made (a) by the Board, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

The Registrant’s bylaws also authorize the Board, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action upon a written undertaking by such indemnitee to repay such amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and the Registrant’s bylaws.

Section 102(b)(7) of the DGCL permits, and the Registrant’s Amended and Restated Certificate of Incorporation provide, that no director shall be personally liable to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); and

•	from any transaction from which the director derived an improper personal benefit.

The Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements provide indemnification to each director or executive officer, or the Indemnitee, against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee, or on his or her behalf if the Indemnitee is, or is threatened to be made, a party to or participant in any proceeding related to his or her status as a director and/or executive officer of the Registrant, as long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. For proceedings by or in the right of the Registrant, indemnification is provided as set forth above; provided, however, if applicable law so provides, no indemnification against such expenses will be made in respect of any claim, issue or matter in such proceeding as to which Indemnitee shall have been adjudged to be liable to the Registrant unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

Section 145(g) of the DGCL grants the power to the Registrant to purchase and maintain insurance which protects the Registrant’s officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.

A stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit

Number                      Description

5.1	Opinion of Ballard Spahr LLP (filed herewith).

10.1

Asensus Surgical, Inc. Amended and Restated Incentive Compensation Plan, as amended and restated. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8‑K, filed with the SEC on July 23, 2021).

23.1	Consent of BDO USA, LLP (filed herewith).

23.2	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (on signature page).

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on the 26th day of July, 2021.

Asensus Surgical, Inc.

By:	/s/ Anthony Fernando
Anthony Fernando
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each undersigned director of Asensus Surgical, Inc. constitutes and appoints Shameze Rampertab and Joshua B. Weingard, and each of them, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Anthony Fernando	President, Chief Executive Officer	July 26, 2021
Anthony Fernando	and a Director (principal executive officer)

/s/ Shameze Rampertab	Executive Vice President and Chief	July 26, 2021
Shameze Rampertab	Financial Officer (principal financial officer and principal accounting officer)

/s/ Paul A. LaViolette	Chairman of the Board and	July 26, 2021
Paul A. LaViolette	a Director

/s/ Andrea Biffi	Director	July 26, 2021
Andrea Biffi

/s/ Jane H. Hsaio	Director	July 26, 2021
Jane H. Hsaio, Ph.D.

/s/ David B. Milne	Director	July 26, 2021
David B. Milne

/s/ Richard C. Pfenniger, Jr.	Director	July 26, 2021
Richard C. Pfenniger, Jr.

/s/ William N. Starling, Jr.	Director	July 26, 2021
William N. Starling, Jr.

Signature	Title(s)	Date

Director
Elizabeth Kwo, M.D.

Director
Kevin Hobert